Exhibit 99.1

BitMine Immersion Technologies Announces Purchase of Approximately 100 Petahash of ASIC Mining Computers and Co-Hosting Agreement for Mining Beginning 11/1/23

Atlanta, GA, October 16, 2023

BitMine Immersion Technologies, Inc. ("BitMine" or "the Company") (OTCQX: BMNR), a technology company specializing in immersion technology for Bitcoin mining, announces the acquisition of 1050 Antminer S-19 ASIC mining computers, with financing package and co-location agreement at site with low-cost power of 2.9 cents per kilowatt hour.

The transaction was creatively financed using a combination of company funds and a forward sale of future Bitcoin production, via a hashrate derivatives contract. Approximately 65% of the purchase was made using Bitcoin generated from the hashrate contract. In addition, network difficulty was hedged to provide stability to the delivery obligation.

The machines are to be placed at a co-location site in the southern United States beginning 11/1/23, where BitMine is in a profit sharing arrangement with the site owner to pass through 100% off-peak power at a current rate of 2.9 cents per kWh, and share profits on the mining production. By taking only off-peak power, this has the added benefit of stabilizing the local electric grid. At current production metrics, these machines will mine approximately 6 Bitcoin per month, in addition to the company’s existing self-mining production. This transaction will effectively quadruple existing production, with additional production expected to come online in Trinidad and Texas throughout November.

Jonathan Bates, BitMine CEO, was quoted as saying: “We are excited to enter into this transaction, and do so in such a unique manner. I was able to use my capital markets experience from my time at JP Morgan and Barclays to analyze and help set terms on the hashrate financing, which I believe to be one of the first of its kind involving a machine purchase. When you add the low energy costs associated with the machine co-location, this transaction was too good for us to resist.”

BitMine will continue to provide updates on all of its deployments in the next several weeks, as more machines arrive at Texas and Trinidad.

About BitMine Immersion Technologies, Inc.

BitMine Immersion Technologies, Inc. is a technology company focused on Bitcoin mining using immersion technology, an advanced cooling technique where computers are submerged in specialized oil circulated to keep units operating at optimal ambient temperature. Immersion technology is more environmentally friendly than conventional mining methodologies, while lowering operating expenses and increasing yield. BitMine’s flagship operations are located in low-cost energy regions in Trinidad and Pecos, Texas.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine Immersion Technologies' control, including those set forth in the Risk Factors section of BitMine Immersion Technologies’ Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2022 and any other SEC filings, as amended or updated from time to time. Copies of BitMine Immersion Technologies’ filings with the SEC are available on the SEC’s website at www.sec.gov . BitMine Immersion Technologies undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates

Chairman and CEO

info@bitminetech.io